                                    LAKEWOOD

                              11000 GATESDEN DRIVE

                                 TOMBALL, TEXAS

                                 MARKET VALUE -

                                FEE SIMPLE ESTATE

                                AS OF MAY 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: LAKEWOOD
    11000 GATESDEN DRIVE
    TOMBALL, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 256 units with a total of 227,216 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 13.12838246 acres. Overall, the improvements are in fair condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
LAKEWOOD, TOMBALL, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 9, 2003 is:

                                    ($7,900,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 3, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                              #TX-1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee #TX-13229671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
LAKEWOOD, TOMBALL, TEXAS

                                     TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   25
Reconciliation and Conclusion .............................................   36

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
LAKEWOOD, TOMBALL, TEXAS

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                 Lakewood
LOCATION:                      11000 Gatesden Drive
                               Tomball, Texas

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee Simple Estate

DATE OF VALUE:                 May 9, 2003
DATE OF REPORT:                July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
 Size:                         13.1283824609734 acres, or 571,872 square feet
 Assessor Parcel No.:          044-140-000-0275
 Floodplain:                   Community Panel No. 48201C0240J (November 6,
                               1996)
                               Flood Zone X, an area outside the floodplain.
 Zoning:                       None

BUILDING:
 No. of Units:                 256 Units
 Total NRA:                    227,216 Square Feet
 Average Unit Size:            888 Square Feet
 Apartment Density:            19.5 units per acre
 Year Built:                   1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                        Market Rent
                       Square    ----------------------      Monthly       Annual
Unit Type               Feet      Per Unit      Per SF       Income        Income
-----------------------------------------------------------------------------------
A                         587    $      525    $   0.89    $   33,600    $  403,200
B                         707    $      575    $   0.81    $   27,600    $  331,200
C                         983    $      679    $   0.69    $   21,728    $  260,736
K                       1,040    $      699    $   0.67    $   55,920    $  671,040
L                       1,283    $      779    $   0.61    $   24,928    $  299,136
                                                           ------------------------
                                                  Total    $  163,776    $1,965,312
                                                           ========================

OCCUPANCY:                       95%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   27 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
LAKEWOOD, TOMBALL, TEXAS

REMAINING ECONOMIC LIFE:         18 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]                 [INTERIOR - BUSINESS OFFICE PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
LAKEWOOD, TOMBALL, TEXAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
LAKEWOOD, TOMBALL, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                                  Amount          $/Unit
                                                                  ------          ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $1,965,312          $7,677
Effective Gross Income                                     $1,899,380          $7,419
Operating Expenses                                         $970,183            $3,790             51.1% of EGI
Net Operating Income:                                      $839,597            $3,280

Capitalization Rate                                        10.00%
DIRECT CAPITALIZATION VALUE                                $8,200,000 *        $32,031 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      8.5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.50%
Discount Rate                                              11.50%
Selling Costs                                              3.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $7,900,000 *        $30,859 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $8,000,000          $31,250 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $23,512 to $36,500
  Range of Sales $/Unit (Adjusted)                         $26,979 to $34,675
VALUE INDICATION - PRICE PER UNIT                          $7,500,000 *        $29,297 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       N/A to N/A
  Selected EGIM for Subject                                Not Utilized
  Subject's Projected EGI                                  N/A
EGIM ANALYSIS CONCLUSION                                   NOT UTILIZED *      NOT UTILIZED

NOI PER UNIT ANALYSIS CONCLUSION                           $8,300,000 *        $32,422 / UNIT

RECONCILED SALES COMPARISON VALUE                          $7,800,000          $30,469 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
LAKEWOOD, TOMBALL, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                           $7,500,000
  NOI Per Unit                                             $8,300,000
  EGIM Multiplier                                          Not Utilized
INDICATED VALUE BY SALES COMPARISON                        $7,800,000          $30,469 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                            $8,200,000
  Discounted Cash Flow Method:                             $7,900,000
INDICATED VALUE BY THE INCOME APPROACH                     $8,000,000          $31,250 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $7,900,000          $30,859 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
LAKEWOOD, TOMBALL, TEXAS

                                  INTRODUCTION


IDENTIFICATION OF THE SUBJECT

The subject property is located at 11000 Gatesden Drive, Tomball, Harris County, Texas. Tomball identifies it as 044-140-000-0275.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 9, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 9, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
LAKEWOOD, TOMBALL, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:


         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:                  6 to 12 months
 EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Lakewood AOPL LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
LAKEWOOD, TOMBALL, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Tomball, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Highway 249
West   - Grant Road
South  - Cypresswood Drive
North  - Spring-Cypress

MAJOR EMPLOYERS

Major employers in the subject's area include Hewlett-Packard. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
LAKEWOOD, TOMBALL, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ----------------------------------------
         CATEGORY             1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 6,596        66,096       141,722     4,331,861
5-Year Population                  7,517        75,469       158,632     4,734,261
% Change CY-5Y                      14.0%         14.2%         11.9%          9.3%
Annual Change CY-5Y                  2.8%          2.8%          2.4%          1.9%

HOUSEHOLDS
Current Households                 2,282        22,950        51,229     1,511,658
5-Year Projected Households        2,579        26,234        57,372     1,636,192
% Change CY - 5Y                    13.0%         14.3%         12.0%          8.2%
Annual Change CY-5Y                  2.6%          2.9%          2.4%          1.6%

INCOME TRENDS
Median Household Income       $   81,819    $   97,168    $   86,710    $   44,047
Per Capita Income             $   29,331    $   33,674    $   33,144    $   22,629
Average Household Income      $   85,863    $   97,337    $   91,928    $   64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                       HOUSING TRENDS

                                                AREA
                              ----------------------------------------
         CATEGORY             1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
-----------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          25.36%        17.59%        23.01%        35.39%
5-Year Projected % Renting       23.76%        16.51%        22.03%        34.24%

% of Households Owning           67.67%        78.40%        72.25%        53.61%
5-Year Projected % Owning        69.75%        79.86%        73.65%        55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
LAKEWOOD, TOMBALL, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Vacant land
South - Single family Residential
East  - Highway 249
West  - Single family residential

CONCLUSIONS

The subject is well located within the city of Tomball. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
LAKEWOOD, TOMBALL, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Tomball in Harris County. The overall pace of development in the subject's market is more or less decreasing. The following completions planned for the subject's submarket include 845 units in 2004, 324 units in 2005, 351 units in 2006 and 387 units in 2007. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                              Region                             Submarket
--------------------------------------------------------------------------------
4Q01                                 N/A                                  3.5%
1Q02                                 N/A                                  4.9%
2Q02                                 N/A                                  5.0%
3Q02                                 N/A                                  5.6%
4Q02                                 7.1%                                 7.0%
1Q03                                 8.1%                                 8.1%

Source: REIS Houston, Apartment: Cypress/Fairbanks - 1st Quarter 2003 SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Historically, the subject's submarket, when compared to the Houston Metro area, has usually enjoyed a lower vacancy rate. The subject was constructed in 1980. The communities constructed between 1980 and 1989 have an average vacancy rate of 8.7% within the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly until 2007.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                          Region       % Change      Submarket     % Change
---------------------------------------------------------------------------------
4Q01                              N/A             -           $711            -
1Q02                              N/A           N/A           $704         -1.0%
2Q02                              N/A           N/A           $706          0.3%
3Q02                              N/A           N/A           $706          0.0%
4Q02                              N/A           N/A           $698         -1.1%
1Q03                              N/A           N/A           $696         -0.3%

Source: REIS Houston, Apartment: Cypress/Fairbanks - 1st Quarter 2003 SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
LAKEWOOD, TOMBALL, TEXAS

                             COMPETITIVE PROPERTIES

  No.            Property Name        Units        Ocpy.    Year Built   Proximity to subject
---------------------------------------------------------------------------------------------
  R-1        Central Park Regency      348          93%        1983       Four miles south
  R-2        Prestonwood               156          90%        1978       Three miles south
  R-3        Willow Green              332          98%        1995       Three miles south
Subject      Lakewood                  256          95%        1980

According to information obtained by REIS, the current average asking rent within the subject's submarket is $732. The submarket's average effective rent is currently $696 and is not expected to significantly improve until 2004. The subject's 1980 - 1989 category has an average asking rental rate of $643. This is $89 less than the average for the submarket. In terms of annual rental growth rates, the Cypress / Fairbanks submarket has had little growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
LAKEWOOD, TOMBALL, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    13.1283824609734 acres, or 571,872 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             48201C0240J, dated November 6, 1996
  Flood Zone                  Zone X
 Zoning                       Not available, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                              ---------------------------------------    TAX RATE /  PROPERTY
  PARCEL NUMBER                 LAND         BUILDING        TOTAL       MILL RATE     TAXES
---------------------------------------------------------------------------------------------
044-140-000-0275              $955,710      $5,696,690    $6,652,400      0.03136    $208,587

IMPROVEMENT ANALYSIS

 Year Built                   1980
 Number of Units              256
 Net Rentable Area            227,216 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              sand volleyball, gym room, sauna, barbeque
                              equipment, laundry room, business office, storage
                              space, and parking area.
 Unit Amenities               Individual unit amenities include a fireplace,
                              cable TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven. It was noted by

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
LAKEWOOD, TOMBALL, TEXAS

                              property management that over 50% of the appliances were the original units put in place at the time of construction.

 Unit Mix:

                                            Unit Area
Unit Type        Number of Units            (Sq. Ft.)
-----------------------------------------------------
A                       64                      587
B                       48                      707
C                       32                      983
K                       80                    1,040
L                       32                    1,283

Overall Condition             Fair
Effective Age                 27 years
Economic Life                 45 years
Remaining Economic Life       18 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 256-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
LAKEWOOD, TOMBALL, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
LAKEWOOD, TOMBALL, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
LAKEWOOD, TOMBALL, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
LAKEWOOD, TOMBALL, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                           COMPARABLE              COMPARABLE
         DESCRIPTION                  SUBJECT                 I - 1                   I - 2
--------------------------------------------------------------------------------------------------
  Property Name               Lakewood                Ashley Crest           Willow Brook Crossing

LOCATION:
  Address                     11000 Gatesden Drive    11900 Barwood Bend     7150 Smiling Wood
                                                      Drive                  Lane
  City, State                 Tomball, Texas          Houston, Texas         Houston, Texas
  County                      Harris                  Harris                 Harris
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      227,216                 133,104                152,746
  Year Built                  1980                    1981                   1982
  Number of Units             256                     168                    208
  Unit Mix:                   Type             Total   Type         Total     Type          Total
                               A                64    1Br/1Ba         96     1Br/1Ba         N/A
                               B                48    2Br/2Ba         72     2Br/2Ba         N/A
                               C                32                           3Br/2Ba         N/A
                               K                80
                               L                32

  Average Unit Size (SF)      888                     792                    734
  Land Area (Acre)            13.1284                 6.7500                 7.0000
  Density (Units/Acre)        19.5                    24.9                   29.7
  Parking Ratio (Spaces/Unit) 1.52                    1.48                   N/A
  Parking Type (Gr., Cov.,    Open                    Open, Covered          Open
   etc.)
CONDITION:                    Fair                    Average                Average
APPEAL:                       Fair                    Fair                   Average
AMENITIES:
  Pool/Spa                    Yes/No                  Yes/No                 Yes/Yes
  Gym Room                    Yes                     No                     Yes
  Laundry Room                Yes                     Yes                    Yes
  Secured Parking             No                      Yes                    Yes
  Sport Courts                No                      No                     No
  Washer/Dryer Connection     Yes                     No                     Yes
  Fireplace                   Yes                     Yes                    Yes
  Alarms                      No                      No                     No
OCCUPANCY:                    95%                     N/A                    N/A
TRANSACTION DATA:
  Sale Date                                           August, 2000           January, 2001
  Sale Price ($)                                      $3,950,000             $6,750,000
  Grantor                                             Continental Ashley,    Glenborough Fund X,
                                                      Inc.                   Inc. LP
  Grantee                                             Ashley Crest Limited   Westdale Fanny
                                                                             Properties
  Sale Documentation                                  U579358                U806867
  Verification                                        CompsInc.              CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                                  Total $  $/Unit $/SF   Total $  $/Unit $/SF
  Potential Gross Income                              $      0 $    0 $0.00  $      0 $    0 $0.00
  Vacancy/Credit Loss                                 $      0 $    0 $0.00  $      0 $    0 $0.00
  Effective Gross Income                              $      0 $    0 $0.00  $      0 $    0 $0.00
  Operating Expenses                                  $      0 $    0 $0.00  $      0 $    0 $0.00
  Net Operating Income                                $434,500 $2,586 $3.26  $621,000 $2,986 $4.07
NOTES:

  PRICE PER UNIT                                           $23,512                  $32,452
  PRICE PER SQUARE FOOT                                    $ 29.68                  $ 44.19
  EXPENSE RATIO                                              N/A                      N/A
  EGIM                                                       N/A                      N/A
  OVERALL CAP RATE                                           11.00%                    9.20%
  Cap Rate based on Pro Forma
   or Actual Income?                                       ACTUAL                   ACTUAL

                                    COMPARABLE                COMPARABLE
         DESCRIPTION                   I - 3                     I - 4
----------------------------------------------------------------------------------
  Property Name               Copper Mill Apartments   Windfern Meadows Apartments

LOCATION:
  Address                     15910 FM 529 Road        12919 Windfern Road

  City, State                 Houston, Texas           Houston, Texas
  County                      Harris                   Harris
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      178,215                  175,490
  Year Built                  1982                     1983
  Number of Units             235                      184
  Unit Mix:                    Type          Total      Type              Total
                              1Br/1Ba         131      1Br/1Ba              92
                              2Br/2Ba         104      2Br/2Ba              46
                              3Br/2Ba                  3Br/2Ba              46

  Average Unit Size (SF)      758                      954
  Land Area (Acre)            9.7600                   10.6100
  Density (Units/Acre)        24.1                     17.3
  Parking Ratio (Spaces/Unit) N/A                      1.70
  Parking Type (Gr., Cov.,    Open                     Open , Covered
   etc.)
CONDITION:                    Good                     Average
APPEAL:                       Good                     Average
AMENITIES:
  Pool/Spa                    Yes/Yes                  Yes/No
  Gym Room                    Yes                      No
  Laundry Room                Yes                      No
  Secured Parking             Yes                      Yes
  Sport Courts                No                       No
  Washer/Dryer Connection     Yes                      No
  Fireplace                   Yes                      No
  Alarms                      Yes                      Yes
OCCUPANCY:                    N/A                      N/A
TRANSACTION DATA:
  Sale Date                   May, 2000                June, 2002
  Sale Price ($)              $7,925,000               $6,716,000
  Grantor                     VPM Realty Holding       BKL Texas Investments No. 2 Ltd.
                              Company, Inc.
  Grantee                     FPC / Copper Mill        Shengs Houston Property LLC
                              Apartments Ltd.
  Sale Documentation          U383719                  V911247
  Verification                CompsInc.                CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:           Total $   $/Unit $/SF   Total $  $/Unit $/SF
  Potential Gross Income      $        0 $    0 $0.00  $      0 $    0 $0.00
  Vacancy/Credit Loss         $        0 $    0 $0.00  $      0 $    0 $0.00
  Effective Gross Income      $1,518,396 $6,461 $8.52  $      0 $    0 $0.00
  Operating Expenses          $  757,414 $3,223 $4.25  $      0 $    0 $0.00
  Net Operating Income        $  760,892 $3,238 $4.27  $604,440 $3,285 $3.44
NOTES:

  PRICE PER UNIT                      $33,723                  $36,500
  PRICE PER SQUARE FOOT               $ 44.47                  $ 38.27
  EXPENSE RATIO                          49.9%                   N/A
  EGIM                                   5.22                    N/A
  OVERALL CAP RATE                       9.60%                    9.00%
  Cap Rate based on Pro Forma
   or Actual Income?                  ACTUAL                   ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
LAKEWOOD, TOMBALL, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $23,512 to $36,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,979 to $34,675 per unit with a mean or average adjusted price of $30,286 per unit. The median adjusted price is $29,745 per unit. Based on the following analysis, we have concluded to a value of $30,000 per unit, which results in an "as is" value of $7,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
LAKEWOOD, TOMBALL, TEXAS

SALES ADJUSTMENT GRID

                                                            COMPARABLE               COMPARABLE
         DESCRIPTION                  SUBJECT                  I - 1                    I - 2
------------------------------------------------------------------------------------------------------
  Property Name               Lakewood                Ashley Crest             Willow Brook Crossing

  Address                     11000 Gatesden Drive    11900 Barwood Bend       7150 Smiling Wood
                                                      Drive                    Lane
  City                        Tomball, Texas          Houston, Texas           Houston, Texas
  Sale Date                                           August, 2000             January, 2001
  Sale Price ($)                                      $3,950,000               $6,750,000
  Net Rentable Area (SF)      227,216                 133,104                  152,746
  Number of Units             256                     168                      208
  Price Per Unit                                      $23,512                  $32,452
  Year Built                  1980                    1981                     1982
  Land Area (Acre)            13.1284                 6.7500                   7.0000
VALUE ADJUSTMENTS                DESCRIPTION             DESCRIPTION     ADJ.     DESCRIPTION      ADJ.
  Property Rights Conveyed    Fee Simple Estate       Fee Simple Estate   0%   Fee Simple Estate    0%
  Financing                                           Cash To Seller      0%   Cash To Seller       0%
  Conditions of Sale                                  Arm's Length        0%   Arm's Length         0%
  Date of Sale (Time)                                 08-2000             0%   January, 2001        0%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                                      $23,512                  $32,452
  Location                                            Inferior           15%   Inferior            15%
  Number of Units             256                     168                 0%   208                  0%
  Quality / Appeal            Fair                    Inferior            5%   Superior           -10%
  Age / Condition             1980                    1981 / Average     -5%   1982 / Average      -5%
  Occupancy at Sale           95%                     N/A                 0%   N/A                  0%
  Amenities                   Fair                    Comparable          0%   Comparable           0%
  Average Unit Size (SF)      888                     792                 0%   734                  0%
PHYSICAL ADJUSTMENT                                                      15%                        0%
FINAL ADJUSTED VALUE ($/UNIT)                                 $27,039                   $32,452

                                    COMPARABLE                COMPARABLE
         DESCRIPTION                   I - 3                     I - 4
----------------------------------------------------------------------------------
  Property Name               Copper Mill Apartments   Windfern Meadows Apartments

  Address                     15910 FM 529 Road        12919 Windfern Road

  City                        Houston, Texas           Houston, Texas
  Sale Date                   May, 2000                June, 2002
  Sale Price ($)              $7,925,000               $6,716,000
  Net Rentable Area (SF)      178,215                  175,490
  Number of Units             235                      184
  Price Per Unit              $33,723                  $36,500
  Year Built                  1982                     1983
  Land Area (Acre)            9.7600                   10.6100
VALUE ADJUSTMENTS                DESCRIPTION     ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed    Fee Simple Estate   0%   Fee Simple Estate     0%
  Financing                   Cash To Seller      0%   Cash To Seller        0%
  Conditions of Sale          Arm's Length        0%   Arm's Length          0%
  Date of Sale (Time)         05-2000             0%   06-2002               0%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                              $33,723                   $36,500
  Location                    Inferior            5%   Inferior             10%
  Number of Units             235                 0%   184                   0%
  Quality / Appeal            Superior          -10%   Superior            -10%
  Age / Condition             1982 / Good       -10%   1983 / Average       -5%
  Occupancy at Sale           N/A                 0%   N/A                   0%
  Amenities                   Superior           -5%   Comparable            0%
  Average Unit Size (SF)      758                 0%   954                   0%
PHYSICAL ADJUSTMENT                             -20%                        -5%
FINAL ADJUSTED VALUE ($/UNIT)         $26,979                   $34,675

SUMMARY

VALUE RANGE (PER UNIT)        $26,979 TO $34,675
MEAN (PER UNIT)               $30,286
MEDIAN (PER UNIT)             $29,745
VALUE CONCLUSION (PER UNIT)   $30,000

VALUE OF IMPROVEMENT & MAIN SITE                  $7,680,000
  PV OF CONCESSIONS                              -$  183,000
VALUE INDICATED BY SALES COMPARISON
  APPROACH                                        $7,497,000
ROUNDED                                           $7,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
LAKEWOOD, TOMBALL, TEXAS

                             NOI PER UNIT COMPARISON

                                 SALE PRICE                   NOI/      SUBJECT NOI
COMPARABLE          NO. OF       ----------                 --------   --------------  ADJUSTMENT     INDICATED
    NO.             UNITS        PRICE/UNIT    OAR          NOI/UNIT   SUBJ. NOI/UNIT    FACTOR       VALUE/UNIT
----------------------------------------------------------------------------------------------------------------
   I-1               168         $3,950,000   11.00%        $434,500      $839,597        1.268        $29,815
                                 $   23,512                 $  2,586      $  3,280
   I-2               208         $6,750,000    9.20%        $621,000      $839,597        1.099        $35,649
                                 $   32,452                 $  2,986      $  3,280
   I-3               235         $7,925,000    9.60%        $760,892      $839,597        1.013        $34,159
                                 $   33,723                 $  3,238      $  3,280
   I-4               184         $6,716,000    9.00%        $604,440      $839,597        0.998        $36,441
                                 $   36,500                 $  3,285      $  3,280

                     PRICE/UNIT

  Low                  High      Average      Median
-------              -------     -------      -------
$29,815              $36,441     $34,016      $34,904

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $   33,000
                                        -----------
Number of Units                                 256


Value                                    $8,448,000
  PV of Concessions                     -$  183,000
                                        -----------
Value Based on NOI Analysis              $8,265,000
                            Rounded      $8,300,000

The adjusted sales indicate a range of value between $29,815 and $36,441 per unit, with an average of $34,016 per unit. Based on the subject's competitive position within the improved sales, a value of $33,000 per unit is estimated. This indicates an "as is" market value of $8,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. Because of a lack of financial information the Effective Gross Income Multiplier was not utilized.

SALES COMPARISON CONCLUSION

The valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,800,000.

Price Per Unit                  $7,500,000
NOI Per Unit                    $8,300,000
EGIM Analysis                 Not Utilized

Sales Comparison Conclusion     $7,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 25
LAKEWOOD, TOMBALL, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.


This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).


Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.


A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.


In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
LAKEWOOD, TOMBALL, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.


A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.


MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.


The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                         Average
                Unit Area          -------------------
Unit Type       (Sq. Ft.)          Per Unit     Per SF   % Occupied
-------------------------------------------------------------------
    A              587               $493       $0.84        90.6%
    B              707               $583       $0.82        95.8%
    C              983               $641       $0.65        93.8%
    K             1040               $628       $0.60        96.3%
    L             1283               $727       $0.57        96.9%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
LAKEWOOD, TOMBALL, TEXAS

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                          ---------------------------------
                                                               R-1         R-2       R-3
                                                          ---------------------------------
                                                          Central Park              Willow
                                                             Regency   Prestonwood  Green
                                                          ---------------------------------
                                                                COMPARISON TO SUBJECT
                                       SUBJECT   SUBJECT  ---------------------------------
                         SUBJECT UNIT  ACTUAL    ASKING     Slightly
       DESCRIPTION           TYPE       RENT      RENT      Superior    Inferior   Superior     MIN      MAX      MEDIAN    AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                  A        $  493    $  535      $  565      $  549               $  549    $  565    $  557    $  557
Unit Area (SF)                            587       587         679         623                  623       679       651       651
Monthly Rent Per Sq. Ft.               $ 0.84    $ 0.91      $ 0.83      $ 0.88               $ 0.83    $ 0.88    $ 0.86    $ 0.86

Monthly Rent                  B        $  583    $  605      $  625      $  589     $  539    $  539    $  625    $  589    $  584
Unit Area (SF)                            707       707         738         793        700       700       793       738       744
Monthly Rent Per Sq. Ft.               $ 0.82    $ 0.86      $ 0.85      $ 0.74     $ 0.77    $ 0.74    $ 0.85    $ 0.77    $ 0.79

Monthly Rent                  C        $  641    $  685      $  710      $  659               $  659    $  710    $  685    $  685
Unit Area (SF)                            983       983         932         920                  920       932       926       926
Monthly Rent Per Sq. Ft.               $ 0.65    $ 0.70      $ 0.76      $ 0.72               $ 0.72    $ 0.76    $ 0.74    $ 0.74

Monthly Rent                  K        $  628    $  705      $  765      $  699     $  649    $  649    $  765    $  699    $  704
Unit Area (SF)                          1,040     1,040         996       1,053      1,000       996     1,053     1,000     1,016
Monthly Rent Per Sq. Ft.               $ 0.60    $ 0.68      $ 0.77      $ 0.66     $ 0.65    $ 0.65    $ 0.77    $ 0.66    $ 0.69

Monthly Rent                  L        $  727    $  799      $  710                 $  749    $  710    $  749    $  730    $  730
Unit Area (SF)                          1,283     1,283       1,200                  1,100     1,100     1,200     1,150     1,150
Monthly Rent Per Sq. Ft.               $ 0.57    $ 0.62      $ 0.59                 $ 0.68    $ 0.59    $ 0.68    $ 0.64    $ 0.64

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                            GROSS RENTAL INCOME PROJECTION

                                                                    Market Rent
                                           Unit Area       ---------------------------        Monthly            Annual
Unit Type        Number of Units           (Sq. Ft.)        Per Unit           Per SF         Income             Income
-------------------------------------------------------------------------------------------------------------------------
   A                    64                    587          $      525         $   0.89      $   33,600         $  403,200
   B                    48                    707          $      575         $   0.81      $   27,600         $  331,200
   C                    32                    983          $      679         $   0.69      $   21,728         $  260,736
   K                    80                  1,040          $      699         $   0.67      $   55,920         $  671,040
   L                    32                  1,283          $      779         $   0.61      $   24,928         $  299,136
                                                                                Total       $  163,776         $1,965,312

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
LAKEWOOD, TOMBALL, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR  2000         FISCAL YEAR  2001        FISCAL YEAR  2002         FISCAL YEAR  2003
                           -----------------------------------------------------------------------------------------------------
                                    ACTUAL                    ACTUAL                   ACTUAL               MANAGEMENT BUDGET
                           -----------------------------------------------------------------------------------------------------
        DESCRIPTION           TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
--------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,841,161   $    7,192   $1,894,534   $    7,401   $1,896,409   $    7,408   $1,933,800   $    7,554

  Vacancy                  $  135,894   $      531   $   91,004   $      355   $  178,080   $      696   $  186,704   $      729
  Credit Loss/Concessions  $   51,834   $      202   $   43,892   $      171   $   80,732   $      315   $   45,300   $      177
                           -----------------------------------------------------------------------------------------------------
    Subtotal               $  187,728   $      733   $  134,896   $      527   $  258,812   $    1,011   $  232,004   $      906

  Laundry Income           $    7,684   $       30   $    8,977   $       35   $    8,553   $       33   $   11,208   $       44
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $   68,781   $      269   $   87,060   $      340   $   67,476   $      264   $  103,608   $      405
                           -----------------------------------------------------------------------------------------------------
    Subtotal Other Income  $   76,465   $      299   $   96,037   $      375   $   76,029   $      297   $  114,816   $      449

                           -----------------------------------------------------------------------------------------------------
Effective Gross Income     $1,729,898   $    6,757   $1,855,675   $    7,249   $1,713,626   $    6,694   $1,816,612   $    7,096

Operating Expenses
  Taxes                    $  165,473   $      646   $  178,615   $      698   $  211,269   $      825   $  210,431   $      822
  Insurance                $   26,959   $      105   $   30,316   $      118   $   54,393   $      212   $   58,836   $      230
  Utilities                $  182,213   $      712   $  224,275   $      876   $  192,566   $      752   $  150,000   $      586
  Repair & Maintenance     $  110,665   $      432   $   99,472   $      389   $  100,741   $      394   $  117,150   $      458
  Cleaning                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping              $   48,342   $      189   $   51,339   $      201   $   49,237   $      192   $        0   $        0
  Security                 $    4,655   $       18   $    7,980   $       31   $    7,980   $       31   $        0   $        0
  Marketing & Leasing      $   48,768   $      191   $   20,506   $       80   $   24,304   $       95   $   21,120   $       83
  General Administrative   $  205,900   $      804   $  238,172   $      930   $  199,391   $      779   $  194,757   $      761
  Management               $   87,478   $      342   $   98,778   $      386   $   87,665   $      342   $   92,431   $      361
  Miscellaneous            $        0   $        0   $      824   $        3   $      629   $        2   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Total Operating Expenses   $  880,453   $    3,439   $  950,277   $    3,712   $  928,175   $    3,626   $  844,725   $    3,300

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Net Income                 $  849,445   $    3,318   $  905,398   $    3,537   $  785,451   $    3,068   $  971,887   $    3,796

                               ANNUALIZED  2003
                           -----------------------
                                  PROJECTION                    AAA PROJECTION
                           -------------------------------------------------------------
       DESCRIPTION            TOTAL      PER UNIT      TOTAL        PER UNIT        %
----------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,909,084   $    7,457   $1,965,312    $    7,677     100.0%

  Vacancy                  $  198,180   $      774   $  117,919    $      461       6.0%
  Credit Loss/Concessions  $  142,080   $      555   $   49,133    $      192       2.5%
                           ------------------------------------------------------------
    Subtotal               $  340,260   $    1,329   $  167,052    $      653       8.5%

  Laundry Income           $   11,940   $       47   $   11,520    $       45       0.6%
  Garage Revenue           $        0   $        0   $        0    $        0       0.0%
  Other Misc. Revenue      $   99,776   $      390   $   89,600    $      350       4.6%
                           ------------------------------------------------------------
    Subtotal Other Income  $  111,716   $      436   $  101,120    $      395       5.1%

                           ------------------------------------------------------------
Effective Gross Income     $1,680,540   $    6,565   $1,899,380    $    7,419     100.0%

Operating Expenses
  Taxes                    $  211,148   $      825   $  217,600    $      850      11.5%
  Insurance                $   59,040   $      231   $   58,880    $      230       3.1%
  Utilities                $  204,536   $      799   $  204,800    $      800      10.8%
  Repair & Maintenance     $   64,324   $      251   $  117,760    $      460       6.2%
  Cleaning                 $        0   $        0   $        0    $        0       0.0%
  Landscaping              $   55,616   $      217   $   55,040    $      215       2.9%
  Security                 $    8,388   $       33   $    8,960    $       35       0.5%
  Marketing & Leasing      $   27,960   $      109   $   25,600    $      100       1.3%
  General Administrative   $  238,740   $      933   $  204,800    $      800      10.8%
  Management               $   87,436   $      342   $   75,975    $      297       4.0%
  Miscellaneous            $        0   $        0   $      768    $        3       0.0%

                           ------------------------------------------------------------
Total Operating Expenses   $  957,188   $    3,739   $  970,183    $    3,790      51.1%

  Reserves                 $        0   $        0   $   89,600    $      350       9.2%

                           ------------------------------------------------------------
Net Income                 $  723,352   $    2,826   $  839,597    $    3,280      44.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
LAKEWOOD, TOMBALL, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.


CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $350 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.


DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.


INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                    KORPACZ NATIONAL INVESTOR SURVEY
                            1ST QUARTER 2003
                       NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
            --------------------------------------------------
                   GOING-IN                     TERMINAL
            --------------------------------------------------
             LOW            HIGH             LOW         HIGH
--------------------------------------------------------------
RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE            8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
LAKEWOOD, TOMBALL, TEXAS

                               SUMMARY OF OVERALL
                               CAPITALIZATION RATES

COMP. NO.             SALE DATE     OCCUP.    PRICE/UNIT     OAR
------------------------------------------------------------------
  I-1                   Aug-00       N/A       $23,512      11.00%
  I-2                 January, 2001  N/A       $32,452       9.20%
  I-3                   May-00       N/A       $33,723       9.60%
  I-4                   Jun-02       N/A       $36,500       9.00%
  I-5                   Jan-00         0%                     N/A
                                                  High      11.00%
                                                   Low       9.00%
                                               Average       9.70%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.


HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.


SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.


DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $7,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
LAKEWOOD, TOMBALL, TEXAS

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
LAKEWOOD, TOMBALL, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                    LAKEWOOD

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                     1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,965,312    $1,965,312    $1,965,312    $2,004,618    $2,064,757    $2,126,699

  Vacancy                              $  117,919    $  117,919    $  117,919    $  120,277    $  123,885    $  127,602
  Credit Loss                          $   49,133    $   49,133    $   49,133    $   50,115    $   51,619    $   53,167
  Concessions                          $  109,184    $   39,306    $   39,306    $   20,046    $   20,648    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  276,235    $  206,358    $  206,358    $  190,439    $  196,152    $  180,769

  Laundry Income                       $   11,520    $   11,520    $   11,520    $   11,750    $   12,103    $   12,466
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   89,600    $   89,600    $   89,600    $   91,392    $   94,134    $   96,958
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $  101,120    $  101,120    $  101,120    $  103,142    $  106,237    $  109,424

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,790,197    $1,860,074    $1,860,074    $1,917,322    $1,974,842    $2,055,354

OPERATING EXPENSES:
  Taxes                                $  217,600    $  224,128    $  230,852    $  237,777    $  244,911    $  252,258
  Insurance                            $   58,880    $   60,646    $   62,466    $   64,340    $   66,270    $   68,258
  Utilities                            $  204,800    $  210,944    $  217,272    $  223,790    $  230,504    $  237,419
  Repair & Maintenance                 $  117,760    $  121,293    $  124,932    $  128,680    $  132,540    $  136,516
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   55,040    $   56,691    $   58,392    $   60,144    $   61,948    $   63,806
  Security                             $    8,960    $    9,229    $    9,506    $    9,791    $   10,085    $   10,387
  Marketing & Leasing                  $   25,600    $   26,368    $   27,159    $   27,974    $   28,813    $   29,677
  General Administrative               $  204,800    $  210,944    $  217,272    $  223,790    $  230,504    $  237,419
  Management                           $   71,608    $   74,403    $   74,403    $   76,693    $   78,994    $   82,214
  Miscellaneous                        $      768    $      791    $      815    $      839    $      864    $      890

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  965,816    $  995,437    $1,023,068    $1,053,818    $1,085,433    $1,118,846

  Reserves                             $   89,600    $   92,288    $   95,057    $   97,908    $  100,846    $  103,871

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  734,781    $  772,349    $  741,949    $  765,595    $  788,563    $  832,637

                                       --------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         54.0%         53.5%         55.0%         55.0%         55.0%         54.4%
  Operating Expense Per Unit           $    3,773    $    3,888    $    3,996    $    4,116    $    4,240    $    4,370

               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                     7             8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,190,500    $2,256,215    $2,323,902    $2,393,619    $2,465,428

  Vacancy                              $  131,430    $  135,373    $  139,434    $  143,617    $  147,926
  Credit Loss                          $   54,763    $   56,405    $   58,098    $   59,840    $   61,636
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  186,193    $  191,778    $  197,532    $  203,458    $  209,561

  Laundry Income                       $   12,840    $   13,225    $   13,622    $   14,031    $   14,452
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   99,867    $  102,863    $  105,948    $  109,127    $  112,401
                                       ------------------------------------------------------------------
      Subtotal Other Income            $  112,706    $  116,088    $  119,570    $  123,157    $  126,852

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,117,014    $2,180,525    $2,245,941    $2,313,319    $2,382,718

OPERATING EXPENSES:
  Taxes                                $  259,826    $  267,621    $  275,649    $  283,919    $  292,436
  Insurance                            $   70,306    $   72,415    $   74,587    $   76,825    $   79,130
  Utilities                            $  244,542    $  251,878    $  259,435    $  267,218    $  275,234
  Repair & Maintenance                 $  140,612    $  144,830    $  149,175    $  153,650    $  158,260
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   65,721    $   67,692    $   69,723    $   71,815    $   73,969
  Security                             $   10,699    $   11,020    $   11,350    $   11,691    $   12,041
  Marketing & Leasing                  $   30,568    $   31,485    $   32,429    $   33,402    $   34,404
  General Administrative               $  244,542    $  251,878    $  259,435    $  267,218    $  275,234
  Management                           $   84,681    $   87,221    $   89,838    $   92,533    $   95,309
  Miscellaneous                        $      917    $      945    $      973    $    1,002    $    1,032

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,152,412    $1,186,984    $1,222,594    $1,259,271    $1,297,050

  Reserves                             $  106,987    $  110,197    $  113,503    $  116,908    $  120,415

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  857,616    $  883,344    $  909,844    $  937,140    $  965,254

                                       ------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         54.4%         54.4%         54.4%         54.4%         54.4%
  Operating Expense Per Unit           $    4,502    $    4,637    $    4,776    $    4,919    $    5,067

                                                               Gross Residual Sale Price $9,192,895  Deferred Maintenance $        0
Estimated Stabilized NOI  $839,597  Sales Expense Rate  3.00%    Less: Sales Expense     $  275,787  Add: Excess Land     $        0
                                                                                         ----------  Other Adjustments    $        0
Months to Stabilized             1  Discount Rate      11.50%  Net Residual Sale Price   $8,917,108                       ----------
Stabilized Occupancy          94.0% Terminal Cap Rate  10.50%  PV of Reversion           $3,002,447  Value Indicated By
                                                                                                       "DCF"              $7,922,821
                                                                                                                  Rounded $7,900,000
                                                               Add: NPV of NOI           $4,920,374
                                                                                         ----------
                                                               PV Total                  $7,922,821

                         "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                    -----------------------------------------------------------------------
TOTAL VALUE                    11.00%       11.25%       11.50%       11.75%       12.00%
-------------------------------------------------------------------------------------------
                    10.00%   $8,334,645   $8,202,368   $8,072,944   $7,946,299   $7,822,366
                    10.25%   $8,254,218   $8,123,731   $7,996,052   $7,871,110   $7,748,839
TERMINAL CAP RATE   10.50%   $8,177,621   $8,048,838   $7,922,821   $7,799,502   $7,678,813
                    10.75%   $8,104,587   $7,977,429   $7,852,997   $7,731,224   $7,612,044
                    11.00%   $8,034,873   $7,909,265   $7,786,346   $7,666,049   $7,548,310

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
LAKEWOOD, TOMBALL, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $183,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
LAKEWOOD, TOMBALL, TEXAS

                                    LAKEWOOD

                                                           TOTAL       PER SQ. FT.    PER UNIT     % OF EGI
-----------------------------------------------------------------------------------------------------------
REVENUE

       Base Rent                                        $ 1,965,312    $      8.65   $     7,677

       Less: Vacancy & Collection Loss          8.50%   $   167,052    $      0.74   $       653

       Plus: Other Income
          Laundry Income                                $    11,520    $      0.05   $        45     0.61%
          Garage Revenue                                $         0    $      0.00   $         0     0.00%
          Other Misc. Revenue                           $    89,600    $      0.39   $       350     4.72%
                                                        -------------------------------------------------
                 Subtotal Other Income                  $   101,120    $      0.45   $       395     5.32%

EFFECTIVE GROSS INCOME                                  $ 1,899,380    $      8.36   $     7,419

OPERATING EXPENSES:
       Taxes                                            $   217,600    $      0.96   $       850    11.46%
       Insurance                                        $    58,880    $      0.26   $       230     3.10%
       Utilities                                        $   204,800    $      0.90   $       800    10.78%
       Repair & Maintenance                             $   117,760    $      0.52   $       460     6.20%
       Cleaning                                         $         0    $      0.00   $         0     0.00%
       Landscaping                                      $    55,040    $      0.24   $       215     2.90%
       Security                                         $     8,960    $      0.04   $        35     0.47%
       Marketing & Leasing                              $    25,600    $      0.11   $       100     1.35%
       General Administrative                           $   204,800    $      0.90   $       800    10.78%
       Management                               4.00%   $    75,975    $      0.33   $       297     4.00%
       Miscellaneous                                    $       768    $      0.00   $         3     0.04%

TOTAL OPERATING EXPENSES                                $   970,183    $      4.27   $     3,790    51.08%

       Reserves                                         $    89,600    $      0.39   $       350     4.72%

                                                        -------------------------------------------------
NET OPERATING INCOME                                    $   839,597    $      3.70   $     3,280    44.20%

       "GOING IN" CAPITALIZATION RATE                         10.00%

       VALUE INDICATION                                 $ 8,395,973    $     36.95   $    32,797

       PV OF CONCESSIONS                                ($  183,000)

       "AS IS" VALUE INDICATION
             (DIRECT CAPITALIZATION APPROACH)           $ 8,212,973

                                    ROUNDED             $ 8,200,000    $     36.09   $    32,031

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
LAKEWOOD, TOMBALL, TEXAS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE       ROUNDED      $/UNIT        $/SF
-------------------------------------------------------------
  9.25%    $8,893,727   $8,900,000   $   34,766   $    39.17
  9.50%    $8,654,866   $8,700,000   $   33,984   $    38.29
  9.75%    $8,428,254   $8,400,000   $   32,813   $    36.97
 10.00%    $8,212,973   $8,200,000   $   32,031   $    36.09
 10.25%    $8,008,193   $8,000,000   $   31,250   $    35.21
 10.50%    $7,813,164   $7,800,000   $   30,469   $    34.33
 10.75%    $7,627,207   $7,600,000   $   29,688   $    33.45

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis        $7,900,000
Direct Capitalization Method         $8,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 36
LAKEWOOD, TOMBALL, TEXAS

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach                 $7,800,000
Income Approach                           $8,000,000
Reconciled Value                          $7,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Income Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 9, 2003 the market value of the fee simple estate in the property is:

                                   $7,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKEWOOD, TOMBALL, TEXAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKEWOOD, TOMBALL, TEXAS

                                   EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKEWOOD, TOMBALL, TEXAS

                               SUBJECT PHOTOGRAPHS

      [EXTERIOR - OFFICE PICTURE]         [INTERIOR - BUSINESS OFFICE PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

   [EXTERIOR - FITNESS ROOM PICTURE]          [EXTERIOR - GREENBELT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKEWOOD, TOMBALL, TEXAS

                               SUBJECT PHOTOGRAPHS

     [TYPICAL UNIT RESTROOM PICTURE]             [TYPICAL UNIT KITCHEN PICTURE]

   [TYPICAL UNIT LIVING ROOM PICTURE]            [TYPICAL UNIT BEDROOM PICTURE]

[MAINTENANCE / FITNESS BUILDING PICTURE]       [SUBJECT POOL / REAR OF BUSINESS
                                                        OFFICE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKEWOOD, TOMBALL, TEXAS

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKEWOOD, TOMBALL, TEXAS

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3

       ASHLEY CREST            WILLOW BROOK CROSSING      COPPER MILL APARTMENTS
 11900 Barwood Bend Drive     7150 Smiling Wood Lane        15910 FM 529 Road
      Houston, Texas              Houston, Texas              Houston, Texas

        [PICTURE]                    [PICTURE]                   [PICTURE]

       COMPARABLE I-4

WINDFERN MEADOWS APARTMENTS
    12919 Windfern Road
       Houston, Texas

         [PICTURE]                     N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKEWOOD, TOMBALL, TEXAS

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                         COMPARABLE
          DESCRIPTION                                SUBJECT                                               R - 1
-----------------------------------------------------------------------------------------------------------------------------------
   Property Name                    Lakewood                                      Central Park Regency
   Management Company               AIMCO                                         Walden
LOCATION:
   Address                          11000 Gatesden Drive                          11300 Regency Green Drive
   City, State                      Tomball, Texas                                Cypress, Texas
   County                           Harris                                        Harris
   Proximity to Subject                                                           Four miles south
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           227,216                                       318,968
   Year Built                       1980                                          1983
   Effective Age                    27                                            20
   Building Structure Type          Brick, siding                                 Brick, siding
   Parking Type (Gr., Cov., etc.)   Open                                          Surface, Covered
   Number of Units                  256                                           348

   Unit Mix:                              Type   Unit   Qty.  Mo. Rent                  Type   Unit   Qty.   Mo.

                                     1    A       587   64     $493                1    A       679    48   $565
                                     2    B       707   48     $583                2    B       738    68   $625
                                     3    C       983   32     $641                5    TH    1,200    16   $710
                                     4    K     1,040   80     $628                3    C       932   136   $710
                                     5    L     1,283   32     $727                4    D       996    32   $765
                                                                                        E     1,216    48   $870

   Average Unit Size (SF)           888                                           917
   Unit Breakdown:                     Efficiency   0%  2-Bedroom  56%               Efficiency   0%  2-Bedroom  62%
                                       1-Bedroom   44%  3-Bedroom   0%               1-Bedroom   38%  3-Bedroom   0%
CONDITION:                          Fair                                          Good
APPEAL:                             Fair                                          Good
AMENITIES:

   Unit Amenities                         Attach. Garage        Vaulted Ceiling         Attach. Garage    X   Vaulted Ceiling
                                          Balcony           X   W/D Connect.            Balcony           X   W/D Connect.
                                     X    Fireplace                                X    Fireplace
                                     X    Cable TV Ready                           X    Cable TV Ready
   Project Amenities                 X    Swimming Pool                            X    Swimming Pool
                                          Spa/Jacuzzi           Car Wash           X    Spa/Jacuzzi           Car Wash
                                          Basketball Court  X   BBQ Equipment           Basketball Court  X   BBQ Equipment
                                          Volleyball Court      Theater Room            Volleyball Court      Theater Room
                                     X    Sand Volley Ball      Meeting Hall            Sand Volley Ball      Meeting Hall
                                          Tennis Court          Secured Parking         Tennis Court      X   Secured Parking
                                          Racquet Ball      X   Laundry Room            Racquet Ball          Laundry Room
                                          Jogging Track     X   Business Office         Jogging Track     X   Business Office
                                     X    Gym Room          X   Storage space      X    Gym Room              Storage space
                                     X    Sauna                                         Sauna

OCCUPANCY:                          95%                                           93%
LEASING DATA:
   Available Leasing Terms          6 through 12 months                           6 through 12 months
   Concessions                      $50 off A unit type                           1 month free on 2 bedrooms, $399 total move in on
   Pet Deposit                      $150 with $150 non-refundable                 $300 with $150 non-refundable
   Utilities Paid by Tenant:         X    Electric              Natural Gas        X    Electric              Natural Gas
                                     X    Water             X   Trash              X    Water                 Trash
   Confirmation                     Property management                           Sue Uthe
   Telephone Number                 281.370.2886                                  281.469.7339
NOTES:                                                                            This property has been better maintained
                                                                                  than the subject property. It has superior appeal.

   COMPARISON TO SUBJECT:                                                         Slightly Superior

                                                   COMPARABLE                                          COMPARABLE
           DESCRIPTION                                R - 2                                              R - 3
-----------------------------------------------------------------------------------------------------------------------------------
   Property Name                    Prestonwood                                   Willow Green
   Management Company               Unknown                                       Concord Management, Ltd.
LOCATION:
   Address                          13210 Prestonwood Forest Drive                8301 Willow Park North
   City, State                      Houston,Texas                                 Houston, Texas
   County                           Harris                                        Harris
   Proximity to Subject             Three miles south                             Three miles south
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           152,864                                       383,600
   Year Built                       1978                                          1995
   Effective Age                    25                                            8
   Building Structure Type          Brick                                         Wood siding
   Parking Type (Gr., Cov., etc.)   Surface                                       Surface
   Number of Units                  156                                           332
   Unit Mix:                              Type  Unit   Qty.  Mo.                        Type  Unit   Qty.  Mo.

                                     1    A       623        $549                  2    A       700   188  $539
                                     2    B       738        $569                  4    B     1,000   164  $649
                                     2    C       847        $609                  5    C     1,100    80  $749
                                     3    D       862        $649
                                     3    E       978        $669
                                     4    F     1,044        $689
                                     4    G     1,062        $709
                                          H     1,430        $889

   Average Unit Size (SF)                                                         888
   Unit Breakdown:                     Efficiency   0%   2-Bedroom                   Efficiency   0%   2-Bedroom   38%
                                       1-Bedroom         3-Bedroom                   1-Bedroom   43%   3-Bedroom   19%
CONDITION:                          Fair                                          Good
APPEAL:                             Fair                                          Good
AMENITIES:

   Unit Amenities                         Attach. Garage        Vaulted Ceiling         Attach. Garage        Vaulted Ceiling
                                     X    Balcony           X   W/D Connect.       X    Balcony           X   W/D Connect.
                                          Fireplace                                     Fireplace
                                     X    Cable TV Ready                           X    Cable TV Ready
   Project Amenities                 X    Swimming Pool                            X    Swimming Pool
                                          Spa/Jacuzzi           Car Wash                Spa/Jacuzzi           Car Wash
                                          Basketball Court      BBQ Equipment           Basketball Court      BBQ Equipment
                                          Volleyball Court      Theater Room       X    Volleyball Court      Theater Room
                                          Sand Volley Ball      Meeting Hall            Sand Volley Ball      Meeting Hall
                                          Tennis Court          Secured Parking         Tennis Court          Secured Parking
                                          Racquet Ball          Laundry Room            Racquet Ball          Laundry Room
                                          Jogging Track         Business Office         Jogging Track         Business Office
                                          Gym Room              Storage space      X    Gym Room              Storage space
                                          Sauna                                         Sauna

OCCUPANCY:                          90%                                           98%
LEASING DATA:
   Available Leasing Terms          6 through 13 months                           6 through 12 months
   Concessions                      Various from Breakfast at Denny's to 1        $200 off first month for 1 and 2 bedroom
                                    month free,
   Pet Deposit                      $400 with $200 non-refundable                 No pets allowed
   Utilities Paid by Tenant:         X    Electric              Natural Gas        X    Electric          X   Natural Gas
                                     X    Water             X   Trash              X    Water             X   Trash
   Confirmation                     Property leasing agent                        Property leasing agent
   Telephone Number                 281.469.0758                                  281.890.5600
NOTES:                              This property is currently undergoing
                                    renovation.

   COMPARISON TO SUBJECT:           Inferior                                      Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKEWOOD, TOMBALL, TEXAS

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                COMPARABLE R-2             COMPARABLE R-3

  CENTRAL PARK REGENCY              PRESTONWOOD                WILLOW GREEN
11300 Regency Green Drive  13210 Prestonwood Forest Drive 8301 Willow Park North
     Cypress, Texas                Houston,Texas              Houston, Texas

       [PICTURE]                     [PICTURE]                   [PICTURE]

         N/A                            N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKEWOOD, TOMBALL, TEXAS

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKEWOOD, TOMBALL, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKEWOOD, TOMBALL, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKEWOOD, TOMBALL, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKEWOOD, TOMBALL, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                 --------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                 Appraiser #1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKEWOOD, TOMBALL, TEXAS

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKEWOOD, TOMBALL, TEXAS

                                           FRANK A. FEHRIBACH, MAI

                                    MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                  Mr. Fehribach has experience in valuations for
                             resort hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                             Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                    University of Texas - Arlington
                               Master of Science - Real Estate
                             University of Dallas
                               Master of Business Administration - Industrial
                                Management
                               Bachelor of Arts - Economics

STATE                        State of Arizona
CERTIFICATIONS                 Certified General Real Estate Appraiser, #30828
                             State of Arkansas
                               State Certified General Appraiser, #CG1387N
                             State of Colorado
                               Certified General Appraiser, #CG40000445
                             State of Georgia
                               Certified General Real Property Appraiser,
                               #218487
                             State of Michigan
                               Certified General Appraiser, #1201008081
                             State of Texas
                               Real Estate Salesman License, #407158 (Inactive)
                             State of Texas
                               State Certified General Real Estate Appraiser,
                               #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKEWOOD, TOMBALL, TEXAS

PROFESSIONAL                 Appraisal Institute, MAI Designated Member
AFFILIATIONS                 Candidate Member of the CCIM Institute pursuing
                              Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS                 "An Analysis of the Determinants of Industrial
                             Property
                                         -authored with Dr. Ronald C. Rutherford
                             and Dr. Mark Eakin, The Journal of Real Estate
                             Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKEWOOD, TOMBALL, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKEWOOD, TOMBALL, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.